Exhibit 99.1

dMY Technology Group, Inc. VI Announces the Separate Trading of its Class A Common Stock and

Warrants, Commencing on November 22, 2021

LAS VEGAS, November 19, 2021 – dMY Technology Group, Inc. VI (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 24,150,000 units (the “Units”) completed on October 5, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the Units commencing on November 22, 2021. Any Units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “DMYS.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “DMYS” and “DMYS WS,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into shares of Class A common stock and warrants.

About dMY Technology Group, Inc. VI

dMY Technology Group, Inc. VI is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the mobile app ecosystem or gaming, enterprise cloud and consumer internet companies with enterprise valuations in the range of $1 billion to $3 billion, though the Company’s search may span many consumer software segments worldwide. The Company intends to specifically focus on companies that have created compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, e-commerce, dating and health and wellness.

Registration statements relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”, including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

David Chung

dMY Technology Group, Inc. VI

david@dmytechnology.com

(910) 850-5776